Exhibit 99.1

Contact:
invest@albemarle.com	1.980.299.5700

Albemarle Reports Third Quarter 2024 Results

CHARLOTTE, N.C. – November 6, 2024 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the third quarter ended September 30, 2024.

Third-Quarter 2024 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons)

•Net sales of $1.4 billion, with volumes in Energy Storage and Specialties up 16% and 4%, respectively
•Net loss of ($1.1) billion, or ($9.45) per diluted share attributable to common shareholders, which included pre-tax charges of $861 million primarily related to previously announced capital project asset write-offs
•Adjusted diluted loss per share attributable to common shareholders of ($1.55)
•Adjusted EBITDA of $211 million; Specialties adjusted EBITDA up 22% year-over-year and Ketjen adjusted EBITDA up 134% year-over-year
•Cash from operations of $241 million, representing >100% operating cash flow conversion(a), driven by favorable working capital management
•Maintaining full-year 2024 outlook considerations due to productivity and cost improvements, higher volumes, and the performance of long-term contracts
•Progressed comprehensive review of cost and operating structure; additional details include:
◦Implementing new operating structure to maintain long-term competitiveness, streamlining organization to an integrated functional model
◦Driving additional cost and productivity improvements of $300 million to $400 million expected per year encompassing broad-based actions that include workforce reductions and manufacturing improvements
◦Reducing global workforce by an expected 6-7%, representing approximately 15% of non-manufacturing workforce
◦Decreasing FY 2025 capital expenditures by approximately 50% versus FY 2024 to an anticipated range of $800 million to $900 million

(a) Defined as Operating Cash Flow divided by Adj. EBITDA

“Our steadfast focus on execution allowed us to deliver solid third-quarter results and maintain our full-year 2024 corporate outlook considerations as cost improvements, higher volumes, and the performance of our long-term contracts offset lower market pricing,” said Kent Masters, Albemarle’s chairman and CEO.

Masters continued, “Through our strategic review of Albemarle’s cost and operating structure, we have identified significant opportunities to reduce cost, improve productivity and decrease capital spending while ensuring we efficiently serve customers and our end-markets. These actions are designed to increase Albemarle’s financial flexibility, strengthen our core capabilities and position the company to maintain its leadership position long-term.”

Additional Actions in Connection with Comprehensive Review of Cost and Operating Structure

During the third quarter, Albemarle progressed the previously announced comprehensive review of its cost and operating structure, building on the actions announced with the company’s second quarter 2024 earnings release. Effective November 1, 2024, Albemarle implemented a new operating structure, which included transitioning to an integrated functional model designed to increase agility, deliver significant cost savings and maintain long-term competitiveness. The company is also announcing today a global workforce reduction expected to impact 6-7% of total headcount to drive significant cost-out and productivity actions.

The annual run-rate cost savings of actions in connection with the comprehensive review is expected to be in the range of $300 million to $400 million driven by elimination of redundancies, reduced management layers, productivity benefits and optimized manufacturing costs.

These savings are in addition to cost savings of over $100 million announced and executed this year. During the fourth quarter of 2024, the company expects to record a charge primarily related to severance and related benefit costs.

Full-year 2025 capital expenditures are expected to be in the range of $800 million to $900 million, with the majority of that spend aligned with sustaining existing assets and resources and the remainder allocated to select growth projects and high-return, quick payback improvements.

Total Corporate Outlook Considerations

The company is maintaining its prior full-year 2024 outlook considerations, which are based on observed lithium market price scenarios. The previously published $12-15/kg range is expected to apply even when assuming recent market pricing persists for the remainder of the year, due to enterprise-wide cost improvements, strong volume growth, and Energy Storage contract performance. Total company full-year 2024 net sales are expected to be at the lower-end of that range due to lower recent market pricing. Full-year adjusted EBITDA is expected to be towards the middle of that range, driven by productivity and cost benefits and higher equity income.

All other corporate outlook considerations are unchanged.

Total Corporate FY 2024E Including Energy Storage Scenarios
Observed market price case(a)	Recent pricing	Q4 2023 average	H2 2023 average
Average lithium market price ($/kg LCE)(a)	$12-15	~$20	~$25
Net sales	$5.5 - $6.2 billion	$6.1 - $6.8 billion	$6.9 - $7.6 billion
Adjusted EBITDA(b)(c)	$0.9 - $1.2 billion	$1.6 - $1.8 billion	$2.3 - $2.6 billion
Weighted-average common shares outstanding (diluted)(d)	~118 million	~118 million	135 - 139 million

(a)    Price represents blend of relevant Asia and China market indices for the periods referenced.
(b)    The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information regarding Non-GAAP Measures” for more information.
(c)    Presented under updated adjusted EBITDA definition as of 2024. FY23 adjusted EBITDA under updated definition would be $3.5B. See Non-GAAP Reconciliations for further details.
(d)    Each quarter, Albemarle will report the more dilutive of either: 1) adding the underlying shares in the mandatory to the share count or 2) reducing Albemarle’s net income to common shareholders by the mandatory dividend. The 20-day volume-weighted average common share price will be used in determining the underlying shares to be added to the share count.

Third Quarter 2024 Results

In millions, except per share amounts	Q3 2024	Q3 2023	$ Change	% Change
Net sales	$1,354.7	$2,310.6	$(955.9)	(41.4)%
Net (loss) income attributable to Albemarle Corporation	$(1,069.0)	$302.5	$(1,371.5)	(453.4)%
Adjusted EBITDA(a)(b)	$211.5	$653.0	$(441.5)	(67.6)%
Diluted (loss) earnings per share attributable to common shareholders	$(9.45)	$2.57	$(12.02)	(467.7)%
Non-recurring and other unusual items(a)	7.90	0.17
Adjusted diluted (loss) earnings per share attributable to common shareholders(a)(c)	$(1.55)	$2.74	$(4.29)	(156.6)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    For comparability, 2023 figures presented under adjusted EBITDA definition that the company adopted beginning in 2024.
(c)    Totals may not add due to rounding.

Net sales for the third quarter of 2024 were $1.4 billion compared to $2.3 billion for the prior-year quarter, a year-over-year decline of 41% driven primarily by lower pricing in Energy Storage, partially offset by higher volumes in Energy Storage (+16%) and Specialties (+4%). Net loss attributable to Albemarle of ($1.1) billion decreased year-over-year by $1.4 billion. During the third quarter of 2024, the company recorded pre-tax charges totaling $861 million related to restructuring charges and asset write-offs. Adjusted EBITDA of $211 million declined by $441 million from the prior-year quarter primarily due to margin compression and reduced equity earnings as a result of lower pricing in the lithium value chain, which more than offset favorable volume growth and cost and productivity benefits.

The effective income tax rate for the third quarter of 2024 was (9.4)% compared to 5.4% in the same period of 2023. On an adjusted basis, the effective income tax rates were (12.9)% and 3.1% for the third quarters of 2024 and 2023, respectively, with the decrease primarily due to changes in geographic income mix and the impact of valuation allowances for losses in consolidated entities in Australia and certain entities in China.

Energy Storage Results

In millions	Q3 2024	Q3 2023	$ Change	% Change
Net Sales	$767.3	$1,697.2	$(929.9)	(54.8)%
Adjusted EBITDA	$142.9	$604.9	$(462.1)	(76.4)%

Energy Storage net sales for the third quarter of 2024 were $767 million, a decrease of $930 million, or 55%, due to lower pricing (-71%), which more than offset higher volumes (+16%) related to the ramp of lithium projects, including the La Negra expansion in Chile and processing plants in Qinzhou and Meishan in China, and sales of chemical-grade spodumene. Adjusted EBITDA of $143 million decreased $462 million, driven by margin compression from lower lithium market pricing and reduced equity earnings, which more than offset favorable volume growth.

Specialties Results

In millions	Q3 2024	Q3 2023	$ Change	% Change
Net Sales	$342.4	$352.7	$(10.3)	(2.9)%
Adjusted EBITDA	$56.3	$46.3	$10.0	21.5%

Specialties net sales for the third quarter of 2024 were $342 million, a decrease of $10 million, or 3%, primarily due to lower prices (-6%), which more than offset higher volumes (+4%). Adjusted EBITDA of $56 million increased $10 million versus the year-ago quarter. Net sales and adjusted EBITDA were sequentially higher as well, driven by productivity benefits and improved end-market demand.

Ketjen Results

In millions	Q3 2024	Q3 2023	$ Change	% Change
Net Sales	$245.0	$260.7	$(15.7)	(6.0)%
Adjusted EBITDA	$35.5	$15.2	$20.3	134.0%

Ketjen net sales for the third quarter of 2024 were $245 million, down 6% compared to the prior-year quarter as higher prices (+2%) were more than offset by lower volumes (-8%), primarily in fluid catalytic cracking. Adjusted EBITDA of $35 million increased $20 million, driven by higher volume in clean fuels technology and lower materials and utilities costs.

Cash Flow and Capital Deployment

Year-to-date cash from operations of $701 million decreased $722 million versus the prior-year period, driven by lower adjusted EBITDA and reduced dividends received from equity investments, partially offset by inflows from working capital.

Year-to-date capital expenditures of $1.3 billion decreased by $135 million versus the prior-year period reflecting the impacts of decisions that have stopped or slowed spending. Capital expenditures for the full-year 2024 are now expected to be at the lower-end of the prior outlook range of $1.7 billion to $1.8 billion. The company announced today that it expects capital expenditures for the full-year 2025 to be in the range of $800 million to $900 million, down approximately 50% year-over-year.

Balance Sheet and Liquidity
As of September 30, 2024, Albemarle had estimated liquidity of approximately $3.4 billion, including $1.7 billion of cash and cash equivalents, $1.5 billion available under its revolver and $223 million available under other credit lines. Total debt was $3.6 billion, representing a debt covenant net debt to adjusted EBITDA of approximately 3.5 times. On October 31, 2024, Albemarle proactively extended and re-shaped its existing debt covenant waiver through the second quarter of 2026 to bolster its financial flexibility while the company pursues its operating structure and cost-out actions and navigates current market conditions.

Earnings Call

Date:	Thursday, November 7, 2024
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ3

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a global leader in transforming essential resources into critical ingredients for mobility, energy, connectivity, and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allow us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at albemarle.com and on X (formerly Twitter) @AlbemarleCorp.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, Securities and Exchange Commission (“SEC”) filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will”. Forward-looking statements may include statements regarding: our 2024 company and segment outlooks, including expected market pricing of lithium and spodumene and other underlying assumptions and outlook considerations; expected capital expenditure amounts and the corresponding impact on cash flow; market pricing of lithium carbonate equivalent and spodumene; plans and expectations regarding other projects and activities, cost reductions and accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in lithium market prices; production volume shortfalls; increased competition; changes in product demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; political unrest; changes in inflation or interest rates; volatility in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of (Loss) Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$1,354,692	$2,310,596	$4,145,813	$7,261,038
Cost of goods sold	1,458,726	2,255,662	4,221,487	5,371,077
Gross (loss) profit	(104,034)	54,934	(75,674)	1,889,961
Selling, general and administrative expenses	154,253	172,109	482,052	716,046
Restructuring charges and asset write-offs	828,146	1,757	1,156,522	9,196
Research and development expenses	22,397	21,082	66,699	62,972
Operating (loss) profit	(1,108,830)	(140,014)	(1,780,947)	1,101,747
Interest and financing expenses	(47,760)	(29,332)	(120,916)	(81,686)
Other (expenses) income, net	(22,256)	11,182	61,311	147,628
(Loss) income before income taxes and equity in net income of unconsolidated investments	(1,178,846)	(158,164)	(1,840,552)	1,167,689
Income tax expense (benefit)	110,853	(8,551)	76,472	311,399
(Loss) income before equity in net income of unconsolidated investments	(1,289,699)	(149,613)	(1,917,024)	856,290
Equity in net income of unconsolidated investments (net of tax)	229,058	470,306	696,436	1,417,545
Net (loss) income	(1,060,641)	320,693	(1,220,588)	2,273,835
Net income attributable to noncontrolling interests	(8,351)	(18,160)	(34,154)	(82,679)
Net (loss) income attributable to Albemarle Corporation	(1,068,992)	302,533	(1,254,742)	2,191,156
Mandatory convertible preferred stock dividends	(41,687)	—	(94,959)	—
Net (loss) income attributable to Albemarle Corporation common shareholders	$(1,110,679)	$302,533	$(1,349,701)	$2,191,156
Basic (loss) earnings per share attributable to common shareholders	$(9.45)	$2.58	$(11.49)	$18.68
Diluted (loss) earnings per share attributable to common shareholders	$(9.45)	$2.57	$(11.49)	$18.60

Weighted-average common shares outstanding – basic	117,535	117,349	117,505	117,304
Weighted-average common shares outstanding – diluted	117,535	117,783	117,505	117,797

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,664,519	$889,900
Trade accounts receivable	749,792	1,213,160
Other accounts receivable	268,696	509,097
Inventories	1,657,688	2,161,287
Other current assets	328,915	443,475
Total current assets	4,669,610	5,216,919
Property, plant and equipment	12,376,369	12,233,757
Less accumulated depreciation and amortization	3,117,917	2,738,553
Net property, plant and equipment	9,258,452	9,495,204
Investments	1,179,598	1,369,855
Other assets	463,690	297,087
Goodwill	1,637,758	1,629,729
Other intangibles, net of amortization	246,078	261,858
Total assets	$17,455,186	$18,270,652
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$1,070,717	$1,537,859
Accounts payable to related parties	152,093	550,186
Accrued expenses	513,122	544,835
Current portion of long-term debt	3,012	625,761
Dividends payable	61,262	46,666
Income taxes payable	110,514	255,155
Total current liabilities	1,910,720	3,560,462
Long-term debt	3,565,990	3,541,002
Postretirement benefits	25,959	26,247
Pension benefits	143,666	150,312
Other noncurrent liabilities	791,823	769,100
Deferred income taxes	526,367	558,430
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,176	1,174
Mandatory convertible preferred stock	2,235,105	—
Additional paid-in capital	2,978,387	2,952,517
Accumulated other comprehensive loss	(469,770)	(528,526)
Retained earnings	5,495,697	6,987,015
Total Albemarle Corporation shareholders’ equity	10,240,595	9,412,180
Noncontrolling interests	250,066	252,919
Total equity	10,490,661	9,665,099
Total liabilities and equity	$17,455,186	$18,270,652

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash and cash equivalents at beginning of year	$889,900	$1,499,142
Cash flows from operating activities:
Net (loss) income	(1,220,588)	2,273,835
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	425,532	285,801
Non-cash restructuring and asset write-offs	1,075,888	—
Stock-based compensation and other	24,443	29,465
Equity in net income of unconsolidated investments (net of tax)	(696,436)	(1,417,545)
Dividends received from unconsolidated investments and nonmarketable securities	348,358	1,939,225
Pension and postretirement expense	3,806	5,925
Pension and postretirement contributions	(13,339)	(12,243)
Realized loss on investments in marketable securities	33,746	—
Unrealized loss (gain) on investments in marketable securities	26,982	(36,740)
Deferred income taxes	(112,777)	(182,764)
Working capital changes	823,194	(1,332,042)
Other, net	(17,415)	(129,377)
Net cash provided by operating activities	701,394	1,423,540
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(43,207)
Capital expenditures	(1,330,062)	(1,465,193)
Sales (purchases) of marketable securities, net	83,651	(205,952)
Investments in equity investments and nonmarketable securities	(217)	(1,279)
Net cash used in investing activities	(1,246,628)	(1,715,631)
Cash flows from financing activities:
Proceeds from issuance of mandatory convertible preferred stock	2,236,750	—
Repayments of long-term debt and credit agreements	(84,403)	—
Proceeds from borrowings of long-term debt and credit agreements	84,403	300,000
Other debt repayments, net	(629,434)	172,791
Dividends paid to common shareholders	(140,929)	(140,251)
Dividends paid to mandatory convertible preferred shareholders	(81,059)	—
Dividends paid to noncontrolling interests	(37,176)	(79,393)
Proceeds from exercise of stock options	114	117
Withholding taxes paid on stock-based compensation award distributions	(10,892)	(26,166)
Other	(2,758)	(191)
Net cash provided by financing activities	1,334,616	226,907
Net effect of foreign exchange on cash and cash equivalents	(14,763)	167,710
Increase in cash and cash equivalents	774,619	102,526
Cash and cash equivalents at end of period	$1,664,519	$1,601,668

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales:
Energy Storage	$767,291	$1,697,163	$2,398,299	$5,403,910
Specialties	342,376	352,722	993,041	1,142,802
Ketjen	245,025	260,711	754,473	714,326
Total net sales	$1,354,692	$2,310,596	$4,145,813	$7,261,038

Adjusted EBITDA:
Energy Storage	$142,887	$604,948	$623,862	$3,337,720
Specialties	56,273	46,307	155,629	268,665
Ketjen	35,473	15,159	95,288	72,584
Total segment adjusted EBITDA	234,633	666,414	874,779	3,678,969
Corporate	(23,135)	(13,442)	14,315	1,949
Total adjusted EBITDA	$211,498	$652,972	$889,094	$3,680,918

See accompanying non-GAAP reconciliations below.

Additional Information regarding Non-GAAP Measures

It should be noted that adjusted net (loss) income attributable to Albemarle Corporation, adjusted net (loss) income attributable to Albemarle Corporation common shareholders, adjusted diluted (loss) earnings per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net (loss) income attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net (loss) income attributable to Albemarle Corporation, adjusted net (loss) income attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net (loss) income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net (loss) income attributable to Albemarle Corporation common shareholders is defined as net (loss) income after mandatory convertible preferred stock dividends, but before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. EBITDA is defined as net (loss) income attributable to Albemarle Corporation before interest and financing expenses, income tax expense, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2024		2023		2024		2023
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net (loss) income attributable to Albemarle Corporation	($1,068,992)		$302,533		($1,254,742)		$2,191,156
Add back:
Non-operating pension and OPEB items (net of tax)	(344)		386		(1,031)		1,141
Non-recurring and other unusual items (net of tax)	928,771		19,674		1,203,313		210,094
Adjusted net (loss) income attributable to Albemarle Corporation	(140,565)		322,593		(52,460)		2,402,391
Mandatory convertible preferred stock dividends	(41,687)		—		(94,959)		—
Adjusted net (loss) income attributable to Albemarle Corporation common shareholders	($182,252)		$322,593		($147,419)		$2,402,391

Adjusted diluted (loss) earnings per share attributable to common shareholders	$(1.55)		$2.74		$(1.25)		$20.39

Adjusted weighted-average common shares outstanding – diluted	117,535		117,783		117,505		117,797

Net (loss) income attributable to Albemarle Corporation	($1,068,992)	(78.9)%	$302,533	13.1%	($1,254,742)	(30.3)%	$2,191,156	30.2%
Add back:
Interest and financing expenses	47,760	3.5%	29,332	1.3%	120,916	2.9%	81,686	1.1%
Income tax expense (benefit)	110,853	8.2%	(8,551)	(0.4)%	76,472	1.8%	311,399	4.3%
Depreciation and amortization	163,502	12.1%	105,445	4.6%	425,532	10.3%	285,801	3.9%
EBITDA	(746,877)	(55.1)%	428,759	18.6%	(631,822)	(15.2)%	2,870,042	39.5%
Proportionate share of Windfield income tax expense	99,523	7.3%	199,685	8.6%	292,992	7.1%	599,646	8.3%
Non-operating pension and OPEB items	(331)	—%	620	—%	(993)	—%	1,833	—%
Non-recurring and other unusual items	859,183	63.4%	23,908	1.0%	1,228,917	29.6%	209,397	2.9%
Adjusted EBITDA	$211,498	15.6%	$652,972	28.3%	$889,094	21.4%	$3,680,918	50.7%

Net sales	$1,354,692		$2,310,596		$4,145,813		$7,261,038

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Interest cost	$8,523	$9,054	$25,529	$27,091
Expected return on assets	(8,854)	(8,434)	(26,522)	(25,258)
Total	$(331)	$620	$(993)	$1,833

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Restructuring charges and asset write-offs(1)	$7.91	$0.01	$9.99	$0.06
Acquisition and integration related costs(2)	—	0.07	0.03	0.14
Loss (gain) in fair value of public equity securities(3)	0.03	0.17	0.50	(0.21)
Legal accrual(4)	—	—	—	1.82
Other(5)	(0.04)	(0.09)	(0.23)	(0.03)
Tax related items(6)	—	0.01	(0.05)	—
Total non-recurring and other unusual items	$7.90	$0.17	$10.24	$1.78

(1)The Company took several actions during the nine months ended September 30, 2024 as part of a broader effort that will focus on preserving its world-class resource advantages, optimizing its global conversion network, improving the Company’s cost competitiveness and efficiency, reducing capital intensity and enhancing the Company’s financial flexibility. Those actions included stopping construction of Kemerton Trains 3 and 4, as well as certain other capital projects, and placing Kemerton Train 2 in care and maintenance. As a result, the Company recorded restructuring charges as described above of $16.5 million in Cost of goods sold during the three and nine months ended September 30, 2024, and $828.1 million and $1.2 billion during the three and nine months ended September 30, 2024, respectively, in Restructuring charges and asset write-offs. In addition, losses of $16.2 million and $21.5 million were recorded in Other (expenses) income, net for the three and nine months ended September 30, 2024, respectively, related to these actions. In total this resulted in after-tax losses of $930.0 million and $1.2 billion, or $7.91 and $9.99 per share for the three and nine months ended September 30, 2024, respectively. The tax impact includes a valuation allowance to reverse the tax benefits associated with the expenses recorded in Australia. During the three and nine months ended September 30, 2023, $1.8 million and $9.2 million of separation and other severance costs to employees in Corporate and the Ketjen business were recorded in Selling, general and administrative expenses ($1.3 million and $7.0 million after income taxes, or $0.01 and $0.06 per share), respectively.

(2)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2024 were $0.4 million and $3.9 million ($0.4 million and $3.1 million after income taxes, or less than $0.01 and $0.03 per share), respectively, and for the three and nine months ended September 30, 2023 were $10.0 million and $21.7 million ($7.8 million and $16.8 million after income taxes, or $0.07 and $0.14 per share), respectively.

(3)Losses of $5.0 million and $32.2 million recorded in Other (expenses) income, net resulting from the net change in fair value of investments in public equity securities for the three and nine months ended September 30, 2024, respectively, and a loss of $33.7 million recorded in Other (expenses) income, net for the nine months ended September 30, 2024 resulting from the sale of investments in public equity securities ($3.9 million and $58.9 million after income taxes, or $0.03 and $0.50 per share). Loss (gain) of $26.4 million and ($34.4) million ($20.5 million and ($25.2) million after income taxes, or $0.17 and ($0.21) per share) recorded in Other (expenses) income, net for the three and nine months ended September 30, 2023, respectively, resulting from the net change in fair value of investments in public equity securities.

(4)Accrual of $218.5 million ($214.9 million after income taxes, or $1.82 per share) recorded in Selling, general and administrative expenses resulting from agreements in principle to resolve a previously disclosed legal matter with the DOJ and SEC related to conduct in our Ketjen business prior to 2018.

(5)Other adjustments for the three months ended September 30, 2024 included amounts recorded in:
•Selling, general and administrative expenses - $0.1 million of expenses related to certain historical legal matters.
•Other (expenses) income, net - $9.2 million gain from PIK dividends of preferred equity in a Grace subsidiary, partially offset by $2.0 million of a loss resulting from the adjustment of indemnification related to a previously disposed business.
After income taxes, these net gains totaled $5.2 million, or $0.04 per share.

Other adjustments for the three months ended September 30, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $0.7 million of facility closure expenses related to offices in Germany and $0.3 million of a loss from the sale of legacy properties not part of our operations.
•Other (expenses) income, net - $8.2 million gain in the fair value of preferred equity of a Grace subsidiary and a $7.2 million gain resulting from insurance proceeds of a prior legal matter.
After income taxes, these net gains totaled $11.2 million, or $0.09 per share.

Other adjustments for the nine months ended September 30, 2024 included amounts recorded in:
•Cost of goods sold - $1.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $5.3 million of expenses related to certain historical legal and environmental matters.
•Other (expenses) income, net - $26.8 million gain from PIK dividends of preferred equity in a Grace subsidiary, a $17.3 million gain primarily from the sale of assets at a site not part of our operations, a $0.6 million gain from an updated cost estimate of an environmental reserve at a site not part of our operations and a $0.4 million net gain primarily resulting from the adjustment of indemnification related to previously disposed businesses, partially offset by $2.9 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $26.2 million, or $0.23 per share.

Other adjustments for the nine months ended September 30, 2023 included amounts recorded in:
•Selling, general and administrative expenses - $2.1 million of facility closure expenses related to offices in Germany, $1.9 million of charges primarily for environmental reserves at sites not part of our operations and $1.0 million primarily related to shortfall contributions for a multiemployer plan financial improvement plan.
•Other (expenses) income, net - $10.9 million gain in the fair value of preferred equity of a Grace subsidiary and a $7.2 million gain resulting from insurance proceeds of a prior legal matter, partially offset by $3.9 million of a loss resulting from the adjustment of indemnification related to previously disposed businesses and $3.6 million of charges for asset retirement obligations at a site not part of our operations.
After income taxes, these net gains totaled $3.7 million, or $0.03 per share.

(6)Included in Income tax expense for the three and nine months ended September 30, 2024 are discrete net tax benefits of $0.4 million, or less than $0.01 per share, and $6.1 million, or $0.05 per share, respectively, primarily related to the reduction in a foreign tax reserve and excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three and nine months ended September 30, 2023 are discrete net tax expenses of $1.3 million, or $0.01 per share and net tax benefits of $0.3 million, or less than $0.01 per share, respectively. The net expense primarily related to foreign return to provisions offset by excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	(Loss) Income before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended September 30, 2024
As reported	$(1,178,846)	$110,853	(9.4)%
Non-recurring, other unusual and non-operating pension and OPEB items	858,852	(69,575)
As adjusted	$(319,994)	$41,278	(12.9)%

Three months ended September 30, 2023
As reported	$(158,164)	$(8,551)	5.4%
Non-recurring, other unusual and non-operating pension and OPEB items	24,528	4,468
As adjusted	$(133,636)	$(4,083)	3.1%

Nine months ended September 30, 2024
As reported	$(1,840,552)	$76,472	(4.2)%
Non-recurring, other unusual and non-operating pension and OPEB items	1,227,924	25,642
As adjusted	$(612,628)	$102,114	(16.7)%

Nine months ended September 30, 2023
As reported	$1,167,689	$311,399	26.7%
Non-recurring, other unusual and non-operating pension and OPEB items	211,230	(5)
As adjusted	$1,378,919	$311,394	22.6%

As noted above, beginning in 2024, the company changed its definition of adjusted EBITDA for financial accounting purposes. The updated definition includes Albemarle’s share of the pre-tax earnings of the Talison joint venture, whereas the prior definition included Albemarle’s share of Talison earnings net of tax. See below for a reconciliation of adjusted EBITDA (on a consolidated basis), the non-GAAP financial measure, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP, as if it were presented under the new definition for the year ended December 31, 2023.

Net income attributable to Albemarle Corporation	$1,573,476
Depreciation and amortization	429,944
Interest and financing expenses	116,072
Income tax expense	430,277
Proportionate share of Windfield income tax expense	779,703
Gain on sale of business/interest in properties, net	(71,190)
Acquisition and integration related costs	26,767
Goodwill impairment	6,765
Non-operating pension and OPEB items	(7,971)
Mark-to-market gain on public equity securities	44,732
Legal accrual	218,510
Other	(1,097)
Total adjusted EBITDA	$3,545,988